Exhibit 10.5

ACORDA
Therapeutics

August 11, 2002

Dr. Ron Cohen
145 West 58th Street
New York, NY 10019

Dear Ron:

We are delighted to present this letter agreement, setting out the terms of your continued employment with Acorda Therapeutics, Inc. (the “Company”) as President, Director and Chief Executive Officer.  If these terms are acceptable, please sign and date the copy of this letter provided herewith and return it to me at your first convenience.  If you accept the terms offered herein, this Agreement shall be deemed to be effective as of January 1, 2002 (the “Effective Date”).

1.                                      Employment.

You will be employed by the Company, as President and Chief Executive Officer.  As President and Chief Executive Officer you will have overall responsibility for all aspects of the Company’s business.  You will report directly to the Board of the Director’s of the Company (the “Board”).  You will also serve as a member of the Board.

2.                                      Base Salary.

In consideration for your services under this Agreement, you shall be paid an annual base salary of Two Hundred and Eighty Thousand Dollars ($280,000), to be paid in accordance with the Company’s standard payroll practices. Your base salary shall be reviewed annually by the Board and any increase to your base salary shall be determined by the Board based on your performance and the Company’s overall performance.

3.                                      Annual Bonus.

You shall be eligible to receive an annual bonus in an amount determined by the Board in its sole discretion based on your performance.

4.                                      Benefits; Perquisites; Reimbursement of Expenses.

In addition to those payments set forth above, you shall be entitled to the following benefits and payments:

(a)                                  Employee Benefit Plans Generally.  You shall be entitled to participate in all employee benefit plans which the Company provides or may establish from time to time for the benefit of its senior executives.

(b)                                 Vacation.  You shall be entitled to paid vacation in accordance with the Company’s vacation policy as that policy may be amended from time to time.

(c)                                  Perquisites and Reimbursement of Expenses.  You shall be entitled to all perquisites offered to senior executives of the Company.  In addition, you shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are incurred by you in furtherance of the Company’s business, in accordance with the policies adopted from time to time by the Company.

(d)                                 Insurance.  You shall be covered by a Directors and Officers Liability Insurance policy that generally covers the directors and officers of the Company, provided by the Company at its expense.  You shall cooperate in all respects with the Company’s efforts to obtain and maintain key person life insurance on your life.

(e)                                  Legal Fees.  The Company shall reimburse you for legal fees incurred in connection with the negotiation and drafting of this Agreement, up to a maximum of  Five Thousand Five Dollars ($5,500).

5.                                      Stock Options.

You shall be eligible to receive annual performance-based stock option grants to purchase shares of the Company’s common stock.  The number of annual options granted shall be determined by the Board, based on the achievement of individual performance objectives and the Company’s achievement of its goals and objectives.  All such options shall be granted pursuant to and in accordance with the terms of the Acorda Therapeutics, Inc. 1999 Employee Stock Option Plan and/or any additional or replacement plan adopted by the Board (the “Plan(s)”) except as such terms may be specifically modified herein.  Unless otherwise provided for in any option agreement, all options granted to you shall vest in 16 equal quarterly installments, beginning with the first day of the quarter next following the date the option is granted.  Unless otherwise limited by IRS rules governing the issuance of incentive options to principal stockholders of the Company, all options shall be exercisable for 10 years following the date of grant.  You shall be eligible to exercise all options granted on a cashless basis, and otherwise in accordance with the terms of the Plan(s).

6.                                      Term; Termination.

(a)                                  Term.  The term of this Agreement shall continue for a period of one year following the Effective Date, unless earlier terminated as provided herein, and shall be automatically renewed for successive one year terms unless the Company or you provide written notice of its or your determination not to renew this Agreement at least 60 days prior to the expiration of the then current term. A determination by you or the Company not to renew this Agreement based upon Good Reason or Without Cause, as the case may be, shall be deemed a termination of employment for purposes of Section 6(c) and the terms thereof shall apply.

(b)                                 Death or Disability.  Your employment with the Company shall terminate as of the date of your death or the date you are determined to be “Disabled.”  Upon such termination, the following shall apply:

(i)                                     The Company shall pay to you or your estate, as the case may be, (A)  all amounts due and owing as of the date of termination and (B) your base salary through the end of the third month following the date your employment is terminated.

(ii)                                  If you or your eligible spouse and dependents timely elect health care continuation coverage (“COBRA Coverage”), the Company shall pay the monthly premiums for such coverage for the duration of the applicable COBRA Coverage period.

(iii)                               65% of all unvested stock options shall become immediately vested and shall remain exercisable by you or your estate, as the case may be, for 48 months following the termination date.

For these purposes, you shall be considered to be Disabled if you are unable to perform the substantial functions of your position for 180 consecutive days or more in a 12 month period, unless a greater period is required by law.  A determination of disability shall be made jointly by a physician of your choice and a physician of the Company’s choice.  If both physicians can not agree on whether you are Disabled, a third physician chosen by the first two shall make the final and binding determination.

(c)                                  Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason.  If the Company terminates your employment without Cause or if you terminate your employment with Good Reason the following shall apply:

(i)                                     The Company shall pay to you your base salary for a period of one (1) year following the date of such termination (the “Severance Period”).  You shall be under no obligation to secure alternative employment during the Severance Period, and payment of your base salary shall be made without regard to any subsequent employment you may obtain.

(ii)                                  The Company shall also pay you a bonus equal to the last annual bonus you received multiplied by a fraction, the numerator of which shall be the number of days in the calendar year elapsed as of the termination date and the denominator of which shall be 365.

(iii)                               If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the Severance Period; provided that, if you elect coverage under a subsequent employer’s group health insurance plan during the Severance Period, payment of such premiums shall cease.

(iv)                              All stock options granted to you hereunder or under any other agreement shall become immediately and fully vested as of the termination date, and shall remain exercisable for 48 months following such date.

(d)                                 Termination of Your Employment by the Company With Cause or by You Without Good Reason.  The Company may terminate your employment with Cause or you may resign at any time.  In such case, you shall be paid all amounts due for services rendered under this Agreement up until the termination date.  Thereafter, no further payments shall be made to you under this Agreement.  All stock options granted to you hereunder or under any other agreement that are fully vested as of the date of your termination shall remain exercisable for ninety (90) days from the termination date.  If you dispute the grounds for your termination, your vested options will remain exercisable until ninety (90) day after the date the dispute is resolved.  All unvested options shall be forfeited.

(e)                                  Cause.  As used herein, “Cause” means that you have:

(i)                                     committed gross negligence in connection with your duties as set forth herein or otherwise with respect to the business and affairs of the Company, which gross negligence has a material adverse effect on the business of the Company or your ability to perform your duties under this Agreement;

(ii)                                  committed fraud in connection with your duties as set forth herein or otherwise with respect to the business and affairs of the Company;

(iii)                               engaged in “willful misconduct” with respect to the business and affairs of the Company.  For purposes of this Agreement, “willful misconduct” means misconduct committed with actual knowledge that your actions violate directions and instructions of the Board, which directions and instructions are legal and consistent with the Agreement;

(iv)                              materially breached your duties under this Agreement, which breach has a material adverse effect on the business of the Company or your ability to perform your duties under the Agreement; or

(v)                                 been found by a court of competent jurisdiction to have committed or plead guilty to an unlawful act whether or not related to the business of the Company if the commission of such act has a material adverse effect either on (a) your ability to perform your duties under the Agreement or (b) the reputation and goodwill of the Company.

“Cause” shall be found only by a majority of the full Board and only after you have received notice from the Board, have had an opportunity to discuss the issues with the Board, have had an opportunity to be heard generally and through counsel, and have been given a 30 day period to cure, where cure is feasible.

(f)                                    Good Reason.  As used herein, “Good Reason” means that:

(i)                                     the Company has materially breached this Agreement;

(ii)                                  you are removed or not appointed as a member the Board;

(iii)                               the Company fails to acquire the assignment of this Agreement by an acquiring entity;

(iv)                              your position has been materially reduced or you have been assigned duties that are materially inconsistent with your duties as set forth herein or which materially impair your ability to perform the services contemplated hereunder; or

(v)                                 the Company relocates its offices more than 60 miles from Hawthorne, New York.

(vi)                              Termination for Good Reason may occur only after you have given the Board notice and 30 days to cure, where cure is feasible.

7.                                      Change in Control.

(a)                                  Subject to the provisions of this Section 7, the vesting of your options upon a Change of Control shall be governed by the terms of the Plans and your option agreements, but in no event shall less than 65% of your then unvested stock options become immediately vested and exercisable.

(b)                                 Voluntary Termination by You After a Change in Control Without Good Reason.  If you voluntarily terminate your employment following the effective date of the Change in Control the following shall apply:

(i)                                     The Company shall pay to you your base salary for a period of one (1) year following the date of such termination (the “Change in Control Severance Period”).  You shall be under no obligation to secure alternative employment during the Change in Control Severance Period, and payment of your base salary shall be made without regard to any subsequent employment you may obtain;

(ii)                                  The Company shall also pay you a bonus equal to the last annual bonus you received multiplied by a fraction, the numerator of which shall be the number of days in the calendar year elapsed as of the termination date and the denominator of which shall be 365.  Should the Company revise its compensation schedule, you will be paid a pro-rata bonus as reasonably determined under the compensation system then in place;

(iii)                               If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the Change in Control Severance Period; provided that, if you elect coverage under a subsequent employer’s group health insurance plan during the Change in Control Severance Period, payment of such premiums shall cease; and

(iv)                              65% of all outstanding options shall vest as of the termination date and shall remain exercisable for 48 months following such date.

(c)                                  If you voluntarily terminate your employment after a Change in Control with Good Reason, then Paragraph 6(c) shall apply in lieu of Paragraph 7(b).

(d)                                 Change in Control Defined.  A Change in Control shall be deemed to have occurred if:

(i)                                     there is a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation; or there is any other merger or consolidation if, after such merger or consolidation shareholders of the Company immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving entity;

(ii)                                  there is a sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions or there is a complete liquidation or dissolution of the Company; or

(iii)                               any individual or entity or group acting in concert and affiliates thereof, acquires, directly or indirectly, more than 50% of the outstanding shares of voting stock of the Company; provided that this subsection (iii) shall not apply to an underwritten public offering of the Company’s securities.

8.                                      Confidentiality/Noncompetition.

(a)                                  During the term of your employment and for an additional period of five years after you are no longer employed by the Company, you will not reveal, divulge or make known to any individual, partnership, joint venture, corporation or other business entity (other than the Company or its affiliates) or use for your own account any customer lists, trade secrets or any confidential information of any kind (“Protected Information”) used by the Company or any of its commonly controlled affiliates in the conduct of the Company’s business and made known to you by reason of your employment with the Company or any of its affiliates (whether or not developed, devised or otherwise created in whole or in part by your efforts); provided, that Protected Information shall not include information that shall become known to the public or the trade without violation of this Section 8(a); and provided, further, that you shall not violate this Section 8(a) if Protected Information is disclosed by you at the direction of the Company or if you are required to provide Protected Information in any legal proceeding or by order of any court.

(b)                                 During the term of your employment and for an additional period of one year after you are no longer employed by the Company, you will not, directly or indirectly, engage in a Competitive Business, including owning or controlling an interest in (except as a passive investor owning less than two percent (2%) of the equity securities of a publicly-owned company), or acting as director, officer or employee of, or consultant to, any individual, partnership, joint venture, corporation or other business entity known to you to be engaged in a Competitive Business. “Competitive Business” shall mean the development of therapeutics for spinal cord injuries, multiple sclerosis and other central nervous system conditions for which the Company is actively seeking to develop therapeutics during the term of this Agreement; provided, however, that notwithstanding the aforesaid, you shall not be prohibited from acting in any of the aforesaid capacities for or with respect to any subsidiary, division, affiliate or unit (each, a “Unit”) of an entity if that Unit itself is not engaged in a Competitive Business, irrespective of whether some other Unit of such entity engages in such competition (as long as you do not engage in a Competitive Business for such other Unit).

(c)                                  During the term of your employment and for an additional period of one year after you are no longer employed by the Company, you shall not knowingly employ or solicit, encourage or induce any person (except your spouse, if applicable) who at any time within 90 days prior to the termination of your employment shall have been an employee of the Company or any of its commonly controlled affiliates, to become employed by or associated with any individual, partnership, joint venture, corporation or other business entity other than the Company, and you shall not knowingly approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other individual, partnership, joint venture, corporation or other business entity or knowingly assist any such individual, partnership, joint venture, corporation or other business entity in taking such action.

(d)                                 You acknowledge that the provisions of this Section 8 are reasonable and necessary for the protection of the Company and that each provision, and the period or periods of time and types and scope of restrictions on the activities specified herein are, and are intended to be divisible.  In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

(e)                                  You acknowledge that the Company will be irrevocably damaged if the covenants contained herein are not specifically enforced.  Accordingly, you agree that, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining you from any actual or threatened breach of such covenants.

9.                                      Miscellaneous Provisions.

(a)                                  Notices.  All notices and other communications hereunder between you and the Company shall be in writing, shall be addressed to the receiving party’s address of record (or to such other address as a party may designate by notice hereunder), and shall be either (i) delivered by hand, (ii) made by telecopy, (iii) sent by overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

(b)                                 Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)                                  Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)                                 Assignment.  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.  This Agreement  may not be assigned or pledged by you.  In the event of the merger or consolidation of the Company (whether or not the Company is the surviving or resulting corporation), the transfer of all or substantially all the assets of the Company, or the voluntary or involuntary dissolution of the Company, the surviving or resulting corporation or the transferee or transferees of the Company’s assets shall be bound by this and the Company shall take all actions necessary to ensure that such corporation, transferee or transferees assume and are bound by its provisions.

(e)                                  Severability.  The parties intend this Agreement to be enforced as written.  However, if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of proper jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)                                    Choice of Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof.

(g)                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof. Notwithstanding the preceding sentence, the provisions of the Acorda Therapeutics, Inc. Restricted Stock Purchase Agreement (dated March 1995) and the Series A Preferred Stock Purchase Agreement shall remain in effect pursuant to their respective terms

(h)                                 Arbitration.  Any dispute or controversy between you and the Company,  arising out of or relating to this Agreement or the breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Disputes Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of you and the Company, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.  However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief, as required by law, or the party’s immediate family and legal and financial advisors, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of you and the Company. The Company shall pay all costs and fees associated with such arbitration, including all arbitration fees, the arbitrator’s fees, attorneys’ fees and all costs.

If the terms of this Agreement are acceptable to you please sign where indicated below.  It is understood and acknowledged that a fax signature will be considered to be valid as an original.

Very truly yours,

Acorda Therapeutics, Inc.

		By:	/s/ Mark Pinney

		Its:	CFO

Agreed to and accepted:

/s/ Ron Cohen

Dr. Ron Cohen

Date:	8/12/02